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[COOLEY GODWARD LETTERHEAD]



May 1, 1995


Exar Corporation
2222 Qume Drive
San Jose, CA  95131

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing on May 1, 1995 by Exar Corporation (the "Company") of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission, with respect to the Company's registration of 143,425 shares of the Company's Common Stock, $.0001 par value (the "Common Stock"), pursuant to options issued by Startech Semiconductor, Inc. ("Startech") and assumed by the Company pursuant to the Agreement and Plan of Reorganization dated as of March 19, 1995 (the "Plan") between the Company, Startech, Moon Acquisition, Inc. and certain officers of Startech.

In connection with this opinion, we have examined and relied upon the Registration Statement, the Company's Certificate of Incorporation, as amended, and Bylaws, the Plan and the related Merger Agreement, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Common Stock, when sold and issued in accordance with the Registration Statement, will be validly issued, fully paid and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

Very truly yours,

COOLEY GODWARD CASTRO
 HUDDLESON & TATUM



By:  /s/ Peter F. Stone
   ----------------------------
     Peter F. Stone